Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-191478 and 333-164950) of Golden Queen Mining Co. Ltd., of our report dated March 25, 2019 relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ - PricewaterhouseCoopers

Chartered Professional Accountants

Vancouver, British Columbia, Canada

March 25, 2019